                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Systems Research and Applications Corporation, a corporation organized under the laws of the Commonwealth of Virginia

SRA Technical Services Center, Inc., a corporation organized under the laws of the State of Delaware

SRA Ventures, LLC, a limited liability company organized under the laws of the State of Delaware

The Marasco Newton Group Ltd., a wholly owned subsidiary of Systems Research and Applications Corporation and a corporation organized under the laws of the Commonwealth of Virginia